UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

OVID THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway, Suite 15044 New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-661-7661

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2020, Ovid Therapeutics Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Angelini License Agreement”) with Angelini Pharma Rare Diseases AG (“Angelini”), pursuant to which the Company granted to Angelini exclusive rights to develop and commercialize the Company’s proprietary compound known as OV101, a selective agonist of the GABAA receptor, for the treatment of Angelman syndrome in the European Economic Area as well as Switzerland, the United Kingdom, Russia and Turkey (the “European Territory”).  The licenses granted to Angelini include sublicenses under the Company’s existing license agreement with H. Lundbeck A/S (“Lundbeck”), as well as licenses under the Company’s patents and know-how covering OV101.  Angelini will be responsible for conducting any clinical trials necessary to obtain regulatory approval for OV101 for Angelman syndrome in the European Territory, and the Company will be responsible for bearing a portion of the costs for such trials.  The Company will also be responsible, at its expense, for the completion of certain ongoing clinical trials for OV101, to the extent applicable to obtaining regulatory approval for OV101 in the European Territory.  Angelini has the exclusive right, at its election, to develop and commercialize OV101 for the treatment of Fragile X Syndrome in the European Territory.  The parties may also mutually agree to pursue additional indications for OV101 in the European Territory, and in such case, Angelini would have the exclusive rights to commercialize in such additional indications. Angelini is required to use commercially reasonable efforts to conduct development activities for OV101, and following regulatory approval, to commercialize OV101 in each approved indication.

In conjunction with the entry into the Angelini License Agreement, the parties entered into a separate supply agreement, pursuant to which the Company will be responsible for supply of OV101 to Angelini for development and commercialization in the European Territory, through its existing supply relationship with Lundbeck.  The Angelini License Agreement also provides for a transfer, at Angelini’s expense, of the relevant manufacturing technology from the Company and Lundbeck to Angelini, in order to enable Angelini to assume responsibility for its own manufacture and supply of OV101 in the future.

Under the Angelini License Agreement, Angelini will make an upfront payment to the Company of $20.0 million.  In addition, Angelini will be required to make milestone payments to the Company upon the completion of the specified components of the technology transfer, and achievement of specified regulatory milestones for OV101 in Angelman syndrome of up to $50.0 million in the aggregate, as well as up to $162.5 million in sales milestone payments for achievement of specified levels of net sales in the European Territory.  In addition, Angelini will be required to pay tiered royalties on net sales by Angelini, its affiliates or sublicensees at double-digit percentages above the teens, subject to certain standard reductions and offsets.  Royalties will be payable on a product-by-product and country-by-country basis until the latest of the expiration of the licensed patents covering such product in such country, the expiration of market exclusivity for such product in such country, and fifteen years from first commercial sale of such product in such country.

Either party may terminate the Angelini License Agreement for the uncured material breach of the other party or in the case of insolvency.  The Company may terminate the Angelini License Agreement if Angelini challenges any of the licensed patents.  Angelini may terminate the Angelini License Agreement for convenience on specified notice periods, which are determined based upon whether the product has been commercially launched in the European Territory.

The foregoing summary of the Angelini License Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

By:	/s/ Thomas M. Perone
Thomas M. Perone
General Counsel & Corporate Secretary

Dated: July 13, 2020